Filed pursuant to Rule 433

Registration Statement No. 333-179954

January 7, 2013

Staples, Inc.

2.750% Senior Notes due 2018

4.375% Senior Notes due 2023

Issuer:	Staples, Inc.
Ratings*:	Baa2/BBB/BBB (Moody’s/S&P/Fitch)
Principal Amount:	$500,000,000 for the 2018 Notes
$500,000,000 for the 2023 Notes
Legal Format:	SEC Registered
Trade Date:	January 7, 2013
Settlement Date:	January 14, 2013 (T+ 5)
Maturity Date:	January 12, 2018 for the 2018 Notes
January 12, 2023 for the 2023 Notes
Issue Price:	99.727% of principal amount for the 2018 Notes
99.808% of principal amount for the 2023 Notes
Coupon:	2.750% for the 2018 Notes
4.375% for the 2023 Notes
Benchmark Treasury:	0.750% due 12/31/2017 for the 2018 Notes
1.625% due 11/15/2022 for the 2023 Notes
Spread to Benchmark Treasury:	200 basis points (2.00%) for the 2018 Notes
250 basis points (2.50%) for the 2023 Notes
Treasury Yield (Treasury Price):	0.809% (99-22 3/4) for the 2018 Notes
1.899% (97-17+) for the 2023 Notes
Re-Offer Yield:	2.809% for the 2018 Notes
4.399% for the 2023 Notes
Interest Payment Dates:	Semi-annually on January 12 and July 12, commencing on July 12, 2013 for the 2018 Notes and the 2023 Notes
Make-Whole Call:	Prior to December 13, 2017 at a discount rate of Treasury plus 30 basis points for the 2018 Notes
Prior to October 14, 2022 at a discount rate of Treasury plus 37.5 basis points for the 2023 Notes
Par Call:

On and after December 13, 2017 (30 days before the maturity date) redeemable at 100% for the 2018 Notes

On and after October 14, 2022 (90 days before the maturity date) redeemable at 100% for the 2023 Notes

Joint Book-Running Managers:	Barclays Capital Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC HSBC Securities (USA) Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Senior Co-Managers:	Citigroup Global Markets Inc. Goldman, Sachs & Co. Wells Fargo Securities, LLC
Co-Managers:	Mitsubishi UFJ Securities (USA), Inc. PNC Capital Markets LLC Santander Investment Securities Inc. U.S. Bancorp Investments, Inc.

CUSIP:	855030 AL6 for the 2018 Notes
855030 AM4 for the 2023 Notes

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by searching the SEC online database at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling 1-888-603-5847, Deutsche Bank Securities Inc. by calling 1-800-503-4611 or J.P. Morgan Securities LLC by calling 1-212-834-4533.